Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and
Reports Earnings for First Quarter 2007

Houston, April 26, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.925 per unit payable May 15, 2007 to unitholders of record on May 7, 2007.  The Partnership also reported its most recent earnings results, as follows:

	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2007	2006
Net income	$39.1	$81.1
Net income per unit	0.40	1.12
Adjusted EBITDA	118.3	114.0
Adjusted net income	55.4	53.4
Adjusted net income per unit	0.61	0.71

Adjusted earnings reported above eliminate the impact of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s hedging transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133.  (See Non-GAAP Reconciliations section below.)

“We are pleased with the increase in volumes on our principal crude oil and natural gas systems in the first quarter, compared with year-ago levels.  It’s one indication that supply and demand fundamentals around these systems continue to be positive for our major expansion projects and plans,” commented Terrance L. McGill, president of the Partnership’s management company and of its general partner.  “Two operational issues negatively impacted our natural gas systems in the first quarter and are being addressed as discussed later in this release.  Overall, quarterly financial results were in line with management’s expectations and we expect the Partnership will achieve its full-year financial targets.  In particular, second half results this year are expected to benefit from new assets being placed in service throughout the remainder of the year.”

McGill continued, “Our major expansion initiatives are progressing.  In the first quarter, we commissioned Stage 1 of the East Texas natural gas system extension and are currently ramping up the new assets.  Steady progress was made on construction of the first stage of the Southern Access Expansion, which will increase our crude oil delivery capacity to the Chicago area beginning early next year.  We also continue to work closely with our customers to address their mid- and long-term energy transportation requirements.  This approach fostered the Alberta Clipper Pipeline — a large-scale expansion upstream of the current Southern Access project — that we are currently finalizing commercial terms for.

For the first quarter of 2007, the Partnership reported progress on natural gas system projects, as follows:

•                  The East Texas System expansion and extension is on schedule for completion in three stages by late 2007 or early 2008.  The project includes a new 36-inch diameter, 700 MMcfd pipeline to move growing natural gas production in East Texas to markets in southeastern Texas and to interconnects with a number of interstate pipelines.  The project’s capital cost is currently estimated at $610 million.  In the first quarter this year, Stage 1 facilities were completed, including two pipeline segments and the 200 MMcfd Marquez treating plant that is currently being phased into operation.

•                  The Partnership’s $56 million Hidetown Plant is nearing completion to add 125 MMcfd of processing capacity for the Anadarko System.  Other projects totaling approximately $75 million are underway to add 30 MMcfd of processing capacity for the Anadarko System and 75 MMcfd for the North Texas System by the third quarter this year.  On the East Texas System, three conditioning plants with an aggregate capacity of 600 MMcfd are being added at an estimated cost of $47 million.  The first of these facilities is expected to be in service late in the third quarter this year.

The Partnership also is making progress on a number of significant crude oil transportation and storage projects.  Recent developments include:

•                  The $1.3 billion Southern Access Expansion is proceeding on schedule to add capacity to the Lakehead system for delivery of heavy crude oil to the Chicago area.  Construction is progressing on Stage 1, which will provide an initial 190,000 barrels per day (bpd) of incremental capacity by early 2008.  The second stage will add a further 210,000 bpd of capacity in early 2009.

•                  The Partnership and Enbridge Inc. expect to finalize the scope, timing, ratemaking parameters and performance incentives for the Alberta Clipper Pipeline over the next few months.  The planned new pipeline between Hardisty, Alberta, and Superior, Wisconsin, will initially increase capacity by 450,000 bpd as early as late 2009.  The Partnership will undertake the U.S. portion of the project, including the addition of pumping power on the Southern Access pipeline to extend the additional capacity through to Flanagan, Illinois, at an estimated cost of $0.8 billion (in 2006 dollars, excluding capitalized interest).  The project remains subject to regulatory approvals and permits in the U.S. and Canada.

•                  The approximate $0.1 billion 30,000 bpd expansion of the North Dakota System is on schedule to be completed in the latter half of 2007.

•                  Since late 2006, approximately 20 percent of the 5 million barrels of merchant storage capacity being added at the Partnership’s Cushing, Oklahoma, crude oil terminal has been placed in service.  The approximate $0.1 billion project will be completed by the end of this year.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2007	2006
Operating revenue	$1,712.7	$1,888.6
Operating expenses:
Cost of natural gas	(1,484.3)	(1,647.7)
Operating and administrative	(97.7)	(73.9)
Power	(30.1)	(26.3)
Depreciation and amortization	(36.5)	(32.7)
Operating income	64.1	108.0
Interest expense	(25.3)	(27.9)
Other income	1.4	1.0
Income before income tax expense	40.2	81.1
Income tax expense	(1.1)	—
Net income	$39.1	$81.1
Allocations to General Partner	(7.7)	(7.2)
Net income allocable to Limited Partners	$31.4	$73.9
Weighted average units (millions)	77.8	65.7
Net income per unit (dollars)	$0.40	$1.12

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the first quarter of 2007 with the first quarter of 2006.  The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses.  (See Non-GAAP Reconciliations section below.)

Adjusted Operating Income	Three Months Ended March 31,
(unaudited, dollars in millions)	2007	2006
Liquids	52.6	51.8
Natural Gas	14.1	35.4
Marketing	14.8	(6.3)
Corporate	(1.1)	(0.6)
Adjusted operating income	80.4	80.3

Liquids — First quarter operating income for the Liquids segment increased $0.8 million to $52.6 million.  This was driven by a $10.2 million rise in operating revenue, which was mostly attributable to a 74,000 bpd increase in Lakehead System deliveries.  An increase in average tariffs also contributed to higher revenues.

Power costs were $3.8 million higher due to increased volumes and mill rates on the Lakehead System.  Operating costs increased by $5.1 million, primarily due to higher workforce related costs.

Deliveries for the three Liquids systems were as follows:

	Three Months Ended March 31,
(thousand barrels per day)	2007	2006
Lakehead	1,583	1,509
Mid-Continent	238	237
North Dakota	87	82
Total	1,908	1,828

Natural Gas — The Natural Gas segment saw a decrease of $21.3 million in quarterly adjusted operating income to $14.1 million.  Adjusted operating revenue benefited from a nearly 16 percent increase in volumes on the three largest systems, however, it decreased $0.3 million overall.  This was primarily caused by two operational issues that the Partnership has addressed and is continuing to monitor.  First, was a decline in processing efficiency at the Zybach Plant on the Anadarko System which significantly reduced NGL recoveries.  The plant was taken down for a two-week maintenance turnaround in April, was recently returned to service and is performing as expected.  The second issue was unusually high gas measurement losses during the quarter.  Remedial steps have been implemented that the Partnership feels will significantly reduce the measurement losses, and further preventative actions are being evaluated.

Operating costs increased by $17.6 million over the first quarter of 2006.  Variable operating costs, including workforce-related costs; materials and supplies; and repairs and maintenance of gathering and processing assets, increased in line with the higher systems throughput.  Also contributing to the increase were ramp-up costs associated with the East Texas Extension and other capital projects not fully in service during the first quarter.

Average daily volumes for the Partnership’s three largest natural gas systems were:

	Three Months Ended March 31,
(MMBtu per day)	2007	2006
East Texas	1,135,000	921,000
Anadarko	583,000	563,000
North Texas	320,000	279,000
Total	2,038,000	1,763,000

Marketing — The Marketing segment reported adjusted operating income of $14.8 million in the first quarter, compared with an adjusted operating loss of $6.3 million in the first quarter of 2006.  Results in the first quarter last year included an $8 million noncash write down of gas in storage to a lower of cost or market value, in accordance with accounting requirements.  The recent quarter’s results include gains of approximately $12 million from the sale of 3.9 Bcf of gas in storage.

Partnership Financing — Interest expense decreased by $2.6 million, to $25.3 million in the first quarter.  Debt balances and interest rates were higher than one year ago; however, this was offset by $8.5 million of interest capitalized to construction projects during the quarter, compared with $0.4 million in the year-ago quarter.  Weighted average units outstanding for the quarter increased to 77.8 from 65.7 million units, due to additional partners’ capital raised over the past year for acquisitions and expansions.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable May 15, 2007 to shareholders of record on May 7, 2007.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on May 3, 2007.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Friday, April 27, 2007.  Interested parties may watch the live webcast at the link provided below.  A replay will be available shortly afterward.  Presentation slides and condensed unaudited financial statements are also available at the link below.

EEP Earnings Release:  www.enbridgepartners.com/Q

Alternate Webcast Link:  www.vcall.com/IC/CEPage.asp?ID=115858

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until May 11, 2007 by calling (877) 660-6853 and entering Conference Account: 286, ID: 237773.  An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow.  These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2007	2006
Net income	$39.1	$81.1
Noncash derivative fair value (gains) losses
-Natural Gas	3.1	(1.8)
-Marketing	13.2	(25.9)
Adjusted net income	55.4	53.4
Allocations to General Partner	(8.0)	(6.7)
Adjusted net income allocable to Limited Partners	47.4	46.7
Weighted average units (millions)	77.8	65.7
Adjusted net income per unit (dollars)	$0.61	$0.71

Natural Gas	Three Months Ended March 31,
(unaudited, dollars in millions)	2007	2006
Operating income	$11.0	$37.2
Noncash derivative fair value losses (gains)	3.1	(1.8)
Adjusted operating income	$14.1	$35.4

Marketing	Three Months Ended March 31,
(unaudited, dollars in millions)	2007	2006
Operating income	$1.6	$19.6
Noncash derivative fair value (gains) losses	13.2	(25.9)
Adjusted operating income (loss)	$14.8	$(6.3)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

	Three Months Ended March 31,
(unaudited, dollars in millions)	2007	2006
Net cash provided by operating activities	$152.8	$96.4
Changes in operating assets and liabilities, net of cash acquired	(62.3)	(11.4)
Interest expense	25.3	27.9
Income tax expense	1.1	—
Other	1.4	1.1
Adjusted EBITDA	$118.3	$114.0

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system’s deliveries to refining centers in the U.S. Midwest account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 15 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 16 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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